February 1, 2019

Rama Roberts
Sent by email

RE: Terms of Employment

Dear Rama:

Effective as of February 1, 2019, you will be promoted to Chief Technology Officer of Telaria, Inc. (the “Company”). In connection with your new position, your employment offer letter shall be amended and restated in its entirety as follows:

Position and Responsibilities
In your employment position, you will report to the Company’s Chief Executive Officer. You will serve and will be responsible for such duties as are normally associated with your position or as may otherwise be determined by the Company. Your specific duties and responsibilities may change from time to time as determined by the needs of the Company and the policies established by the Company. While travel in the performance of your duties may be required, you will work principally at our offices in Mountain View, California. The Company may change your position, duties, and work location as it deems necessary.
Compensation and Benefits
You will receive an initial base annual salary of $550,000, less payroll deductions and all required withholdings. You will be paid the base salary in accordance with the Company’s standard payroll practices, and you will be eligible for standard benefits, such as medical insurance, paid time off, and holidays, according to standard Company policy as may be adopted by the Company from time to time. The Company offers a Discretionary Time Off policy, where this time off can be used for sick and/or personal days, or vacation.
In addition to your base salary, you will be eligible to receive an annual performance-based bonus based on achievement of performance goals to be set by the CEO and the Company’s Board of Directors (the “Board”). Your initial target annual bonus will be $350,000 (pro-rated to your start date), less payroll deductions and all required withholdings. You will have the ability to earn up to 150% of your target annual bonus. Unless otherwise agreed in writing pursuant to a bonus plan or bonus agreement approved by the CEO and/or Board, bonus payments, if any, are not guaranteed and will be awarded at the sole discretion of the Board. To be eligible for a performance bonus, you must maintain full time employment status at the time of the payment. Bonus payments will be made less payroll deductions and all required withholdings.

Severance Benefits
If the Company terminates your employment for any reason other than for Cause (as defined below), death or Disability (as defined below), or you resign from your employment with the Company for Good Reason (as defined below) (each such event, a “Qualified Separation”), subject to the terms of this Agreement (including satisfaction of the Severance Requirement) and your continued compliance with your Proprietary Information and Inventions Agreement, and provided such Qualified Separation constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then you will be entitled to the following benefits: (i) severance payments at a rate equal to your base salary, at the rate in effect at the time of your separation date, for the Severance Period; (ii) a pro-rata portion of your annual bonus target for the year in which your termination occurs plus any earned but unpaid bonus amounts from prior periods; and (iii) the Company will pay to you an amount equal to the monthly premium under COBRA for you and your eligible dependents until the earliest of (x) the end of the final month of the Severance Period, (y) the expiration of your continuation coverage under COBRA or (z) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. In addition, if a Change in Control (as defined below) is consummated and a Qualified Separation occurs within the Change in Control Period, subject to the terms of this Agreement (including satisfaction of the Severance Requirement) and your continued compliance with your Proprietary Information and Inventions Agreement, 100% of the then-unvested portion of any stock option or restricted stock award issued to you by the Company shall vest as of the Release Effective Date.
The severance payments described above will be paid in accordance with the Company’s standard payroll procedures, and, subject to your satisfaction of the Release Requirement (as defined below), will commence on the first payroll date that follows the Release Effective Date, and once they commence will be retroactive to the date of your Separation. The pro-rata portion of your bonus will be paid within seven business days following the Release Effective Date.
You will not be entitled to any of the benefits described above unless you (i) have returned all Company property in your possession, including (without limitation) copies of documents that belong to the Company and files stored on your computer(s) that contain information belonging to the Company and (ii) have satisfied the following requirements (the “Severance Requirement”). You must execute and return to the Company an agreement in the form attached hereto as Exhibit A (the “Release and Restrictive Covenant Agreement”), which includes a release of all claims that you may have against the Company or persons affiliated with the Company (the “Release”). You must execute and return the Release and Restrictive Covenant Agreement on or before the date specified by the Company in the prescribed form (the “Deadline”) and permit the Release to become effective and irrevocable in accordance with its terms (such effective date of the Release, the “Release Effective Date”). If you fail to return the Release and Restrictive Covenant Agreement on or before the Deadline, or if you revoke the Release, then you will not be entitled to the benefits described above. You acknowledge and agree that if you resign without Good Reason or if the Company terminates your employment for Cause, you will not be eligible to receive any of the benefits described above.

It is intended that all of the severance payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A‑1(b)(4), 1.409A‑1(b)(5) and 1.409A‑1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A‑2(b)(2)(iii)), your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (i) the expiration of the six-month and one day period measured from the date of your Separation from Service with the Company, (ii) the date of your death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. If the Company determines that any severance benefits provided under this Agreement constitutes “deferred compensation” under Section 409A, for purposes of determining the schedule for payment of the severance benefits, the effective date of the Release will not be deemed to have occurred any earlier than the sixtieth (60th) date following the Separation From Service, regardless of when the Release actually becomes effective. In addition to the above, to the extent required to comply with Section 409A and the applicable regulations and guidance issued thereunder, if the applicable time period for you to execute (and not revoke) the applicable Release spans two calendar years, payment of the applicable severance benefits shall not commence until the beginning of the second calendar year.

Definitions
For purposes of this Agreement, the following definitions will apply:

“Cause” shall mean: (i) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company; (ii) your material breach of any agreement between you and the Company that remains uncured for thirty (30) days following written notice of such material breach; (iii) your material failure to comply with the Company’s written policies or rules that remains uncured for thirty (30) days following written notice of such material breach; (iv) except with respect to driving violations, your conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof; (v) your gross negligence or willful misconduct; (vi) your continuing unwillingness to perform assigned duties after receiving written notification of such failure from the Board and a thirty (30) day opportunity to cure; or (vii) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation. It is understood that a termination of your employment resulting from your death or Disability shall not constitute termination for “Cause.”

“Change in Control” shall mean (i) the merger or consolidation of the Company (except any such merger or consolidation involving the Company in which the shares of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares that represent, immediately following such merger or consolidation at least a majority, by voting power, of the shares of the surviving or resulting corporation), (ii) a sale of all or substantially all of the assets of the Company or (iii) a transaction or series of related transactions in which a person, or a group of related persons, acquires from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company.

“Change in Control Period” means the time period beginning on the date that is two (2) months prior to the Change in Control and ending on the date that is twelve (12) months following the Change in Control.

“Disability” shall mean any physical incapacity or mental incompetence as a result of which you are unable to perform the essential functions of your job for an aggregate of 180 days, whether or not consecutive, during any calendar year, and which cannot be reasonably accommodated by the Company without undue hardship.

“Good Reason” means that you resign after one of the following conditions has come into existence without your consent: (i) a change in your reporting directly to the Company’s CEO or a change in your position or title with the Company that materially reduces your level of authority or responsibility; provided, however, that a change in position or reporting structures solely by virtue of a Change in Control shall not constitute “Good Reason” if you maintain a substantially similar level of responsibility within the business unit that previously operated as the independent company, (ii) a material reduction in your base salary or bonus opportunity; (iii) receipt of notice that your principal workplace will be relocated more than 30 miles that also increases your commute by at least 30 miles; or (iv) the willful breach by the Company of a material provision of this Agreement or any other agreement with you. A condition will not be considered “Good Reason” unless you give the Company written notice of the condition within 90 days after the condition comes into existence, the Company fails to remedy the condition within 30 days after receiving your written notice and you resign within 30 days thereafter.

“Severance Period” means (i) six months or (ii) if a Change in Control is consummated and within the Change in Control Period a Qualified Separation occurs, twelve months.”
Company Rules and Policies
As a Company employee, you will be expected to abide by Company rules and regulations, and acknowledge in writing that you have read the Company’s Employee Handbook.
Normal working hours for your position are from 9am to 6pm, Monday through Friday however your working schedule shall be flexible, provided that you are working equivalent hours, at a minimum. As an exempt salaried employee, you will be expected to work additional hours as required from time to time by the nature of your work assignments.
Termination of Employment
Your employment with the Company shall be “at will”. You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice, subject to your right to receive severance benefits set forth herein upon certain termination events provided herein. This at-will employment relationship cannot be changed except by a written document signed by you and a member of the Board.
Miscellaneous
The terms in this letter supersede any other agreements or promises made to you by anyone, whether verbal or written, and comprise the final, complete and exclusive agreement between you and the Company with regard to severance and the other benefits described herein. For the avoidance of doubt, the benefits described herein with respect to the accelerated vesting of equity upon the termination of your employment with the Company following a Change in Control, shall supersede and replace the terms set forth in any stock option or restricted stock unit award agreements that you have entered into with the Company prior to the date hereof. At all times in the future, you will remain bound by your Proprietary Information and Inventions Agreement. The terms of this letter agreement and the resolution of any disputes will be governed by New York law.
Successors
In the event of a Change in Control, the Company may transfer your employment and assign this Agreement to the Acquirer, provided that the Acquirer assumes all obligations hereunder. Upon the Acquirer’s assumption of the Company’s obligations hereunder, you waive any rights to claim severance benefits from the Company.

Very truly yours,

/s/ Mark Zagorski

Mark Zagorski
Telaria, Inc.

I have read and accept this offer letter:

/s/ Rama Roberts

Rama Roberts

Dated: February 1, 2018

EXHIBIT A

RELEASE AND RESTRICTIVE COVENANT AGREEMENT

67024 v3/BN